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                                                                   EXHIBIT 23.4

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the captions "THE COMBINATION--Accounting Treatment," "THE COMBINATION AGREEMENT--Conditions," and "Experts" in the Registration Statement on Form S-4 and related Joint Proxy Statement of Allegheny Ludlum Corporation and Teledyne, Inc. and Prospectus of Allegheny Teledyne, Inc. and to the incorporation by reference therein of our reports dated January 30, 1996, with respect to the consolidated financial statements of Allegheny Ludlum Corporation incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                        /s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
July 17, 1996